Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Secure Computing 2002 Stock Incentive Plan, as amended, and the CipherTrust 2000 Stock Option Plan, as amended, of our reports dated March 15, 2007, with respect to the consolidated financial statements and schedule of Secure Computing Corporation, Secure Computing Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Secure Computing Corporation, included in its Annual Reports (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 18, 2007